Exhibit 99.1

FOR IMMEDIATE RELEASE

Cubist Receives CUBICIN Paragraph IV Notice Letter

Lexington, Mass., February 9, 2012 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that it has received a Paragraph IV Notice Letter from Hospira, Inc. advising of the filing of an Abbreviated New Drug Application (ANDA) for a generic version of CUBICIN® (daptomycin for injection).

CUBICIN is currently protected by five FDA Orange Book-listed patents, which expire between 2016 and 2028. Hospira’s Notice Letter is directed to all of the patents listed in the Orange Book.

Cubist intends to vigorously enforce its extensive intellectual property rights for CUBICIN and plans to file a complaint alleging infringement within the required 45-day response period of the Hatch-Waxman Act. Once a suit is filed, a 30-month stay of approval will be imposed by the FDA on Hospira’s ANDA.

In April 2011, Cubist announced it had settled its CUBICIN patent litigation with Teva Pharmaceuticals.  As part of that settlement, Cubist granted Teva a license to sell generic daptomycin in the U.S. either as of June 24, 2018, if CUBICIN is granted pediatric exclusivity extension, or as of December 24, 2017.  In addition, as part of this settlement, Teva will purchase its U.S. requirements of daptomycin exclusively from Cubist.

Since the settlement with Teva, Cubist has been granted two additional patents that are listed in the Orange Book: US Patent No. 8,003,673, which expires on September 4, 2028, and US Patent No. 8,058,238, which expires on November 28, 2020.

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S. and many other non-US markets as therapy for Staphylococcus aureus bloodstream infections (bacteremia), including right-sided endocarditis, caused by methicillin-resistant S. aureus (MRSA) and methicillin-susceptible S. aureus (MSSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, including important safety information, please visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Forward Looking Statements

This press release contains forward-looking statements related to our plans to file a patent infringement lawsuit and enforce  our intellectual property rights for CUBICIN.  There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include, but are not limited to: our ability to timely file a patent infringement lawsuit; adverse results of any litigation that we file to defend and/or assert our patents; and other risks common to our industry, including risks common to intellectual property and patent protection and maintenance in general and with respect to intellectual property and patents in our industry. Additional factors that could cause actual results to differ materially from those projected or suggested in

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F 781.861.0566     www.cubist.com

any forward-looking statements are contained in our most recent 10-Q filing with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filing, which are incorporated into this press release by this reference.   Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Francis McLoughlin

Director, Corporate Communications

(781) 860-8777

Francis.mcloughlin@cubist.com